                                                                    EXHIBIT 99.4
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company derives its net patient service revenues primarily from the diagnosis, treatment and management of work-related injuries and illnesses and from other occupational healthcare services such as employment-related physical examinations, drug and alcohol testing, functional capacity testing and other related programs. For the nine month period ended September 30, 1996, the Company derived 66% of its net revenues from the treatment of work-related injuries and illnesses and 34% of its net revenues from non-injury related medical services. Physician and physical therapy services are provided at the Company's centers under management agreements with the Physician Groups, which are independently organized professional corporations that hire licensed physicians and physical therapists to provide medical services to the centers' patients. The Company's consolidated results of operations reflect the revenues generated by the Physician Groups and the costs associated with the delivery of their services, including salaries, benefits, malpractice insurance premiums and other related expenses.

  The Company's rapid growth has resulted primarily from acquisitions of practices principally engaged in occupational healthcare. Since December 1, 1991, the Company has completed 47 acquisition transactions involving 100 physician practices and has developed another 24 physician practices. As of November 30, 1996, the Company operated 105 centers located in 27 markets in 14 states.

  The following table provides certain information concerning the Company's acquisition and development of practices during the periods indicated. Such information has not been restated to reflect pooling transactions. Pooling transactions are shown in the table as practices acquired during the period in which such transactions occurred.

                                  YEAR ENDED DECEMBER 31,
                               ----------------------------  NINE MONTHS ENDED
                               1991  1992  1993  1994  1995  SEPTEMBER 30, 1996
Practices acquired during the
 period (1)..................    3     16     9    17    24           18
Practices developed during
 the period..................    0      2     3     6     3            6
Number of centers at end of
 period (2)..................    7     24    36    54    71           89
Number of affiliated
 physicians at end of
 period......................   14     45    72    95   129          160
Same market revenue growth
 (3).........................  9.8%  16.5% 33.8% 13.4% 12.2%        11.4%

---------------------
(1) Represents practices the assets of which were acquired during each period presented and not subsequently divested.
(2) Does not include practices the assets of which were acquired and subsequently divested or consolidated into existing centers within a market.
(3) Same market revenue growth sets forth the aggregate net change from the prior period for all markets in which the Company has operated for longer than one year (excluding revenue growth due to acquisitions of additional centers).

  Since September 30, 1996, the Company has completed pooling transactions with Occupational Medicine Services, Inc., Prizm Environmental and Occupational Health, Inc. and Ideal Occupational Medical Centers, Inc., which collectively added 12 centers. In addition, since September 30, 1996, the Company has developed four centers in existing markets and has entered into a joint venture with Mercy Clinics, Inc., an affiliate of Mercy Hospital System, to establish a network of occupational healthcare centers in the Des Moines, Iowa market.

  The Company's acquisitions have been funded by cash, debt, convertible notes and shares of Common Stock. The Company has also agreed in certain of its acquisitions to pay additional consideration in the form of cash, notes and shares of Common Stock contingent primarily upon the achievement of certain financial objectives over earn-out periods ranging from one to three years following those acquisitions. The terms of the earn-outs vary significantly from acquisition to acquisition. Among the variations are (i) the commencement date of the earn-out period, (ii) the termination date of the earn-out period,
(iii) the multiplier used in computing the earn-out, and (iv) the amount subject to the multiplier (e.g., net revenues or earnings before interest and taxes).

The amount of additional consideration payable pursuant to those arrangements cannot be determined until the earn-out periods terminate (the last of which is expected to terminate on February 28, 1997). Based on past experience in similar transactions, the Company estimates that the amount of future earn-out payments will be approximately $1.5 million, which amount has currently been placed in escrow by the Company. Payments, if any, under these contingent consideration arrangements will be accounted for as adjustments to the purchase price of the acquired practices.

RESULTS OF OPERATIONS

  The following table sets forth certain consolidated financial data as a percentage of total net revenues for each of the three years ended December 31, 1995, and for each of the nine month periods ended September 30, 1995 and 1996, as restated for the Recent Poolings.

                                         PERCENTAGE OF REVENUES
                                -----------------------------------------------
                                                             NINE MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                ---------------------------  ------------------
                                 1993      1994      1995      1995      1996
Net revenues..................    100.0%    100.0%    100.0%    100.0%    100.0%
Costs and expenses:
  Operating expenses..........     77.8      82.6      75.9      75.2      74.5
  General and administrative..     14.5      11.2      11.7      11.5       9.1
  Depreciation and
   amortization...............      3.6       4.1       4.1       4.1       3.9
  Write-down of goodwill......     29.6       --        0.3       --        --
  Other nonrecurring charges..      2.4       --        0.5       0.5       --
                                -------   -------   -------  --------  --------
    Total costs and expenses..    127.9      97.9      92.5      91.3      87.5
                                -------   -------   -------  --------  --------
    Operating income (loss)...    (27.9)      2.1       7.5       8.7      12.5
                                -------   -------   -------  --------  --------
Other (income) expense:
  Interest expense............      2.7       2.2       2.2       2.5       1.2
  Interest income.............     (0.3)     (0.2)     (0.6)     (0.6)     (0.1)
  Other, net..................      --        --        0.4       0.4       0.5
                                -------   -------   -------  --------  --------
    Total other expense.......      2.4       2.0       2.0       2.3       1.6
Income (loss) from continuing
 operations before income
 taxes, discontinued
 operations and extraordinary
 charge.......................    (30.3)      0.1       5.5       6.4      10.9
Provision for income taxes....      0.1       1.4       2.7       3.1       4.0
                                -------   -------   -------  --------  --------
Income (loss) from continuing
 operations before
 discontinued operations and
 extraordinary charge.........    (30.4)     (1.3)      2.8       3.3       6.9
                                -------   -------   -------  --------  --------
Discontinued operations:
  Income from operations of
   discontinued business
   segment, net of applicable
   taxes......................      0.2       0.2       --        --        --
  Gain on disposition of net
   assets of discontinued
   business segment, net of
   applicable taxes...........      --        0.2       --        --        --
                                -------   -------   -------  --------  --------
Income (loss) before
 extraordinary charge.........    (30.2)     (0.9)      2.8       3.3       6.9
Extraordinary charge from
 early extinguishment of debt,
 net of income tax benefit....      --        --       (0.4)     (0.7)      --
                                -------   -------   -------  --------  --------
Net income (loss).............    (30.2)%    (0.9)%     2.4%      2.6%      6.9%
                                =======   =======   =======  ========  ========

NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

 NET REVENUES

  Net revenues increased 25.0% from $101,920,000 in the first nine months of 1995 to $127,345,000 in the first nine months of 1996. Of this increase, $6,896,000 resulted from practices acquired during 1996, $11,006,000 resulted from practices acquired in 1995 and developed in new markets during 1995 and 1996, $7,100,000 resulted from increased business in same markets, and $423,000 resulted from consulting and other ancillary services.

 OPERATING EXPENSES

  Operating expenses increased 23.9% from $76,593,000 in the first nine months of 1995 to $94,875,000 in the first nine months of 1996. This increase was principally related to the practices acquired in 1996 and to practices acquired and developed during 1995. Operating expenses as a percentage of net revenues decreased from 75.2% in the first nine months of 1995 to 74.5% in the first nine months of 1996. For centers owned during the first nine months of 1995 and 1996, operating expenses as a percentage of net revenues decreased 3.6%, to 71.8% due to increased volumes and efficiencies achieved in those centers. The practices acquired and developed during 1996 contributed operating margins of 18.2% in the first nine months of 1996, as compared to the practices owned prior to 1996, which produced operating margins of 25.8%.

 GENERAL AND ADMINISTRATIVE

  General and administrative expenses decreased 1.3% from $11,732,000 in the first nine months of 1995 to $11,582,000 in the first nine months of 1996. As a percentage of net revenues, these costs decreased from 11.5% in the first nine months of 1995 to 9.1% in the first nine months of 1996. This percentage decrease resulted primarily from economies of scale gained through continued expansion in existing markets.

 DEPRECIATION AND AMORTIZATION

  Depreciation and amortization expense increased 17.6% from $4,188,000 in the first nine months of 1995 to $4,924,000 in the first nine months of 1996. This increase resulted primarily from centers acquired in 1995 and 1996 and the depreciation expense attributable to the rollout of the Company's new proprietary information system. As a percentage of net revenues, depreciation and amortization expense decreased from 4.1% in the first nine months of 1995 to 3.9% in the first nine months of 1996.

 OTHER NONRECURRING CHARGES

  The Company recorded a nonrecurring charge of $559,000 in the first quarter of 1995 resulting from the write-down of certain assets acquired in business combinations that were accounted for under the pooling of interests method of accounting.

 INTEREST EXPENSE

  Interest expense decreased from $2,587,000 in the first nine months of 1995 to $1,552,000 in the first nine months of 1996. This decrease was primarily the result of the retirement of debt with proceeds from the Company's initial public offering in May 1995 and the conversion of $15,000,000 principal amount of convertible debentures in March 1996. As a percentage of net revenues, this expense decreased from 2.5% during the first nine months of 1995 to 1.2% in the first nine months of 1996.

 INCOME TAXES

  The Company's effective tax rate decreased from 48.7% for the first nine months of September 30, 1995 to 36.3% for the first nine months of September 30, 1996. This decrease was due to the restatement of the statement of operations for the first nine month period of September 30, 1995 for certain business combinations treated as poolings. Without this restatement, the Company's effective tax rate would have remained constant for the nine month periods ended September 30, 1995 and September 30, 1996.

 EXTRAORDINARY CHARGE

  The Company recorded a $680,000 extraordinary loss, net of income tax benefit, in the third quarter of 1995 as a result of the early extinguishment of $6,000,000 of indebtedness outstanding under the Company's 10% Senior Subordinated Note due December 1, 2000, which resulted in a charge of $427,000 (net of tax) in unaccreted original issue discount associated with such debt. The Company also recognized a charge of $253,000 (net of tax) for the unaccreted original issue discount on certain warrants issued in January 1995 to secure a revolving credit facility.

YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

 NET REVENUES

  Net revenues increased 33.2% from $64,185,000 in 1993 to $85,502,000 in 1994 and 60.2% to $136,986,000 in 1995. Of the increase from 1993 to 1994,
$5,548,000 resulted from practices acquired during 1994, $6,789,000 resulted from practices acquired and developed in new markets during 1993, $3,824,000 resulted from increased business in same markets, and $945,000 resulted from the three practices developed in other markets during 1994, and $4,211,000 resulted from practices acquired in 1996 accounted for under the pooling method of accounting. Of the increase from 1994 to 1995, $30,952,000 resulted from practices acquired during 1995, $9,187,000 resulted from practices acquired and developed in new markets during 1994, $6,320,000 resulted from increased business in same markets, $2,192,000 resulted from increased consulting services, and $615,000 resulted from two practices developed in a new market during the fourth quarter of 1994 and second quarter of 1995, respectively, and $2,218,000 resulted from practices acquired in 1996 accounted for under the pooling method of accounting.

 OPERATING EXPENSES

  Operating expenses increased 41.5% from $49,910,000 in 1993 to $70,637,000 in 1994 and 47.2% to $104,010,000 in 1995. These increases were principally due to the acquisition and development of additional practices. As a percentage of total net revenues, these costs increased from 77.8% in 1993 to 82.6% in 1994 and decreased to 75.9% in 1995. The increase from 1993 to 1994 was primarily due to the lower operating margins of the practices acquired and developed during 1994. The practices acquired and developed during 1994 contributed operating margins of 13.3%, as compared to the practices owned prior to 1994, which produced operating margins of 21.6%. As certain functions are consolidated and other staff-related changes occur, the operating margins of acquired practices have tended to improve over time. Such consolidation and changes were the principal contributing factors to the percentage decrease from 1994 to 1995.

 GENERAL AND ADMINISTRATIVE EXPENSES

  General and administrative expenses increased 3.6% from $9,276,000 in 1993 to $9,611,000 in 1994 and 67.3% to $16,077,000 in 1995. General and
administrative expenses have decreased as a percentage of revenues from 14.5% in 1993 to 11.2% in 1994 and increased to 11.7% in 1995. These increased expenses were principally a result of the incremental administrative costs related to acquisitions. During 1995, the Company also invested additional resources in the development of its information services to facilitate and accommodate future growth, while providing a competitive advantage within the occupational healthcare industry.

 DEPRECIATION AND AMORTIZATION

  Depreciation and amortization expense increased 49.1% from $2,336,000 in 1993 to $3,484,000 in 1994 and 63.0% to $5,679,000 in 1995, primarily as a result of the Company's growth through center acquisitions and development. Depreciation and amortization expense as a percentage of revenues increased from 3.6% in 1993 to 4.1% in 1994 and 1995 primarily due to the restatement of the financial statements for the practices acquired in 1996 accounted for under the pooling method of accounting.

 INTEREST EXPENSE

  Interest expense increased 9.3% from $1,710,000 in 1993 to $1,869,000 in 1994 and increased 61.3% to $3,015,000 in 1995. The increase in 1994 was attributable to debt of the practices acquired in 1996 and accounted for under the pooling method of accounting, offset in part by the repayment of a portion of the Company's historical indebtedness with the use of proceeds of The Travelers Indemnity Company's investment in the Company. The increase from 1994 to 1995 was due to the exchange of preferred stock for convertible debt in May 1995 and to additional borrowings by the Company to provide cash for acquisitions, which were subsequently retired with the proceeds of the Company's initial public offering consummated in May 1995. As a percentage of net revenues, interest expense was 2.7% in 1993, 2.2% in 1994 and in 1995.

 WRITE-DOWN OF GOODWILL AND OTHER NONRECURRING CHARGES

  The value of goodwill is recorded at cost at the date of acquisition. Goodwill, including any excess arising from earn-out payments, is amortized on a straight-line basis over a 40-year period in accordance with the provisions of Accounting Principles Board Opinion No. 17. The Company believes that the life of the core businesses acquired and the delivery of occupational healthcare services is indeterminate and likely to exceed forty years.

  Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate that the remaining balance of goodwill may not be recoverable or that the remaining useful life may warrant revision. When external factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business segments' discounted cash flows over the remaining life of the goodwill and compares it to the business segments' goodwill balance to determine whether the goodwill is recoverable or if impairment exists. If such impairment exists, an adjustment is made to the carrying value of the asset. When an adjustment is required, the Company evaluates the remaining goodwill amortization period using the factors outlined in Accounting Principles Board Opinion No. 17. As a result of these ongoing reviews, the Company determined the extent of impairment on certain amounts recorded as goodwill, and recorded a $19,030,000 noncash write-down to estimated fair value for the year ended December 31, 1993. This write-down was related principally to the excess purchase price paid for the Company's acquisitions in Milwaukee, Denver, Albuquerque and San Antonio. Due primarily to the uncertainty of proposed healthcare reform, market multiples decreased in these cities subsequent to acquisition. The Company does not anticipate that market forces requiring the write-down of goodwill in those cities will result in similar write-downs in the future. Nevertheless, the Company plans to periodically apply its valuation methodology to determine if impairment exists.

  The Company recorded an additional $1,543,000 nonrecurring charge related principally to noncash write-downs of property and equipment, certain personnel costs, including severance payments made to terminated employees, and certain other costs associated with cessation of services and relocation of three centers.

 INCOME TAXES

  The Company's effective tax rate before restatement for the practices acquired in 1996 accounted for under the pooling method of accounting decreased from 40% in 1994 to 35% in 1995 due to a reduction in the deferred tax asset valuation allowance, initially recorded in 1993, as a result of positive evidence with respect to the ultimate realization of the deferred tax asset. The Company established the deferred tax asset valuation allowance of $4,120,000 in 1993. In 1994 and 1995, the Company reduced this allowance by $371,000 and $638,000, respectively. As of December 31, 1995, the Company's deferred tax asset valuation allowance is $3,111,000 or 75.0% of the original allowance.

 EXTRAORDINARY CHARGE

  In 1995, the Company recorded a $427,000 extraordinary charge for the unaccreted original issue discount, net of income tax benefit, resulting from the early extinguishment of $6,000,000 of indebtedness outstanding under the Company's 10% Senior Subordinated Note due December 1, 2000. The Company also recognized a charge of $253,000, net of income tax benefit, for the unaccreted original issue discount on certain warrants issued to secure the Loan Agreement.

SEASONALITY

  The Company's business is seasonal in nature. Patient visits at the Company's centers are lower in the first and fourth quarters, primarily because of fewer occupational injuries and illnesses during those time periods due to plant closings, vacations and holidays. In addition, employers generally hire fewer employees in the fourth quarter, thereby reducing the number of pre-hiring physical examinations and drug and alcohol tests conducted at the Company's centers during that quarter. Although the Company's rapid growth may obscure the effect of seasonality in the Company's financial results, the Company's first and fourth quarters generally reflect lower net revenues on a same market basis when compared to the Company's second and third quarters.

LIQUIDITY AND CAPITAL RESOURCES

  At September 30, 1996, the Company had $20.1 million in working capital, an increase of $8.9 million from December 31, 1995. The Company's principal sources of liquidity consisted of (i) cash and cash equivalents aggregating $6.5 million, (ii) net accounts receivable of $39.7 million, and (iii) $43.8 million in borrowing capacity under the Loan Agreement.

  Cash and cash equivalents decreased $1.2 million from $7.7 million as of December 31, 1995 to $6.5 million as of September 30, 1996. This decrease was primarily the result of payments of $12.2 million pertaining to practices acquired in 1996 and purchases of property and equipment related to new and existing centers in 1996 of $13.9 million, offset by proceeds from loan borrowings of $19.6 million and cash flow from operations of $6.2 million.

  For the year ended December 31, 1995, $7.4 million in cash was provided by operations. Cash of $55.2 million was used in investing activities in 1995, $49.2 million of which related to certain acquisitions. Cash of $50.5 million was provided by financing activities in 1995, primarily as a result of the net proceeds of $68.9 million from the Company's initial public offering, of which $45.7 million was used to retire certain indebtedness. In 1994, cash of $2.9 million was used for operations. Cash of $17.3 million was used in investing activities in 1994, with $16.5 million related to certain acquisitions. Cash of $18.3 million was provided by financing activities during 1994 primarily as a result of the net proceeds of the Company's issuance of $15.0 million in aggregate liquidation preference of Series B Preferred Stock. In 1993, $1.3 million in cash was provided by operations. Cash of $12.7 million was used in investing activities in 1993, $9.5 million of which related to certain acquisitions. Cash of $16.5 million was provided by financing activities during 1993, primarily as a result of the net proceeds of the Company's issuance of $16.0 million aggregate liquidation preference of Series A Preferred Stock.

  For the nine months ended September 30, 1996, $5.2 million in cash was provided by operations. Cash of $26.0 million was used in investing activities in the first nine months of 1996, $12.2 million of which related to certain acquisitions. Cash of $19.5 million was provided by financing activities in the first nine months of 1996, $18.4 million of which was provided by additional borrowings under the Loan Agreement.

  On December 31, 1993, the Company entered into the Loan Agreement, which was amended and restated on January 3, 1995. The Loan Agreement currently provides for revolving loans of up to $60.0 million to be used by the Company for acquisitions and general working capital needs. As of September 30, 1996, $16.2 million was outstanding under the Loan Agreement. Loans under the Loan Agreement are secured by substantially all the assets of the Company (including the capital stock of the Company's subsidiaries) and mature on December 31, 2000. The Loan Agreement provides for payments of interest only until maturity, at which time a balloon payment of outstanding principal is due. Loans under the Loan Agreement are denominated at the Company's option as either Eurodollar Tranches (loans bearing interest at a rate 0.75% above a Eurodollar rate quoted by Creditanstalt) or Base Rate Tranches (loans bearing interest at Creditanstalt's prime rate for U.S. commercial loans and the Federal Funds Rate, whichever is greater).

  A wholly-owned subsidiary of the Company has committed to guarantee $10.4 million in initial amount of senior discount notes, plus interest accruing thereon, to be issued by Concentra Development Corp. ("Concentra"), a corporation organized to develop occupational healthcare centers in selected markets in the United States. The stated principal amount of the notes will total $28.4 million, which will be their accreted value at their stated maturity (five years after the date of issuance of each note). On December 3, 1996, Concentra issued $2.6 million ($7.4 million of stated principal amount) of such debt which is currently guaranteed by such wholly-owned subsidiary of the Company. DLJ Investment Partners, L.P., DLJ Investment Funding, Inc. and DLJ First ESC LLC, each of which are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, purchased all of the outstanding capital stock of Concentra for $2.1 million on December 3, 1996 ($1.6 million of which will be funded at future dates) and has granted the Company an option to purchase all such capital stock beginning in 1999. The Company has entered into an agreement with Concentra to manage Concentra's operations. See "Plan of Distribution."

  The Company anticipates that the net proceeds from the sale of the Notes, funds generated from operations, cash and cash equivalents, and funds available under the Loan Agreement will be sufficient to meet its working capital requirements and debt obligations and to finance any necessary capital expenditures for the foreseeable future.

INFLATION

  When faced with increases in operating costs due to inflation, the Company has implemented cost control measures intended to contain or reduce its expenses. However, the Company cannot predict its ability to control future cost increases or to increase its charges for certain medical services provided to individuals covered by state and federal workers' compensation laws.

ACCOUNTING DEVELOPMENTS

  The Emerging Issues Task Force (the "Task Force") of the Financial Accounting Standards Board has added an agenda item to review various accounting and reporting matters relating to the physician practice management industry. The Task Force is currently organizing its efforts and has yet to publish a list of the matters under consideration. The Company anticipates that such matters may address, among other things, the consolidation of revenues of professional associations and accounting for business combinations. Although the Company believes that its accounting and reporting practices are in conformity with generally accepted accounting principles and common industry practice, there can be no assurance that the conclusions reached by the Task Force will not have a material impact on the Company.

FORWARD-LOOKING STATEMENTS

  Forward-looking statements such as "believe," "anticipate," "expect,"
"plan," "intend," "estimate," "project," "will," "could," "may" and words of similar import are intended to identify forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and factors include, among others, product and service demand and acceptance, the availability of appropriate acquisition and joint venture candidates, economic conditions, the impact of competition and pricing, changes in the availability, cost and terms of financing, the impact of present or future occupational/healthcare legislation and related legislation or rule making and changes in operating expenses. Certain of these risks, uncertainties and factors are discussed in more detail elsewhere in the Company's filings under the Securities Exchange Act of 1934, as amended. Given these risks, uncertainties and factors, prospective investors in the Notes are cautioned not to place undue reliance on such forward-looking statements.